Exhibit 10.2

Execution Version

SECOND AMENDED AND RESTATED

80% COINSURANCE AGREEMENT

by and between

PRIMERICA LIFE INSURANCE COMPANY

(the “Ceding Company”)

and

SWISS RE LIFE & HEALTH AMERICA INC.

(the “Reinsurer”)

Dated June 23, 2022

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TABLE OF CONTENTS

Page

Article I

Definitions

Section 1.1	Definitions2

Article II

Reinsurance

Section 2.1	Reinsurance9
Section 2.2	Exclusions9
Section 2.3	Territory10

Article III

Commencement of the Reinsurer’s Liability

Section 3.1	Commencement of the Reinsurer’s Liability10

Article IV

Reinsurance Premiums, Allowances and other obligations

Section 4.1	Reinsurance Premiums11
Section 4.2	Allowances11
Section 4.3	Other Obligations11
Section 4.4	Third Party Reinsurance11
Section 4.5	Life Waiver Claims Allowance11

Article V

Taxes

Section 5.1	Guaranty Fund Assessments12
Section 5.2	Premium Taxes12
Section 5.3	DAC Tax Election13

Article VI

Claims

Section 6.1	Notice of Claims13
Section 6.2	Settlement Authority13

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Section 6.3	Claim Payments14
Section 6.4	Misstatement of Age or Sex14

Article VII

Reinstatements

Section 7.1	Reinstatements14

Article VIII

Accounting and Reserves

Section 8.1	Monthly Reports14
Section 8.2	Monthly Account Balance Reports14
Section 8.3	Settlements14
Section 8.4	Offset and Recoupment15
Section 8.5	Currency15

Article IX

Expenses in Connection with the reinsured policies

Section 9.1	Expenses in Connection with the Reinsured Policies15

Article X

Errors and Omissions

Section 10.1	Errors and Omissions15

Article XI

Recapture

Section 11.1	Recapture16
Section 11.2	Notice of Recapture16
Section 11.3	Recapture Fee17
Section 11.4	Renewal Recapture17
Section 11.5	Commutation Accounting and Settlement17
Section 11.6	Limitation on Partial Recaptures17

Article XII

Access to Books and Records

Section 12.1	Access to Books and Records18

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Article XIII

Insolvency

Section 13.1	Insolvency18

Article XIV

Dispute Resolution

Section 14.1	Consent to Jurisdiction19
Section 14.2	Waiver of Jury Trial19
Section 14.3	Specific Performance19

Article XV

reinsurance trust account

Section 15.1	Reinsurance Trust Agreement20
Section 15.2	Investment and Valuation of Trust Assets20
Section 15.3	Adjustment of Trust Assets and Withdrawals20
Section 15.4	Negotiability of Trust Assets21
Section 15.5	Ceding Company’s Withdrawals21
Section 15.6	Return of Excess Withdrawals22
Section 15.7	Costs of Trust22

Article XVI

Third Party Beneficiary

Section 16.1	Third Party Beneficiary22

Article XVII

Representations, Warranties and Covenants

Section 17.1	Representations and Warranties of the Ceding Company22
Section 17.2	Covenants of the Ceding Company23
Section 17.3	Representations and Warranties of the Reinsurer25
Section 17.4	Covenants of the Reinsurer.26

Article XVIII

indemnification

Section 18.1	Indemnification27

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Article XIX

licenses; REgulatory matters

Section 19.1	Licenses27
Section 19.2	Regulatory Matters28

Article XX

Duration of Agreement; Termination

Section 20.1	Duration28
Section 20.2	Termination28
Section 20.3	Survival28

Article XXI

Miscellaneous

Section 21.1	Entire Agreement28
Section 21.2	Amendments28
Section 21.3	Severability29
Section 21.4	Governing Law29
Section 21.5	Notices29
Section 21.6	Consent to Jurisdiction30
Section 21.7	Service of Process30
Section 21.8	Failure to Pay30
Section 21.9	Assignment and Retrocession30
Section 21.10	Captions31
Section 21.11	Treatment of Confidential Information31
Section 21.12	No Waiver; Preservation of Remedies31
Section 21.13	Calendar Days32
Section 21.14	Counterparts32
Section 21.15	Incontestability32
Section 21.16	Interpretation32
Section 21.17	Reasonableness33

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SCHEDULES

Schedule AIdentification of Reserves

Schedule B	No Conflict or Violation Exceptions

EXHIBITS

Exhibit I	Identification of Reinsured Policies
Exhibit II	Third Party Reinsurance
Exhibit III	Form of Monthly Report
Exhibit IV	Form of Monthly Account Balance Report
Exhibit V	Milliman Report
Exhibit VI	Annual FastTrack License Fee Methodology

v

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SECOND AMENDED AND RESTATED 80% COINSURANCE AGREEMENT

This SECOND AMENDED AND RESTATED 80% COINSURANCE AGREEMENT (together with the Exhibits hereto, this “Agreement”) is made on this June 23, 2022 (the “Second Restatement Date”) and effecting an amendment and restatement effective as of April 1, 2022 by and between PRIMERICA LIFE INSURANCE COMPANY, a stock life insurance company domiciled in the State of Tennessee (together with its successors and permitted assigns, the “Ceding Company”) and SWISS RE LIFE & HEALTH AMERICA INC., a life insurance company domiciled under the laws of Missouri (together with its successors and permitted assigns, the “Reinsurer”), and hereby amends and restates in its entirety that certain Amended and Restated 80% Coinsurance Agreement, dated as of March 31, 2016, by and between the Ceding Company and Pecan Re (as defined below) (the “A&R Coinsurance Agreement”).

WHEREAS, the Ceding Company is engaged in the business of issuing certain life insurance policies and certain related riders;

WHEREAS, the Ceding Company and Prime Reinsurance Company, Inc., a special purpose financial insurance company organized under Section 6048f of Title 8 of the Vermont Statutes Annotated (“Prime Re”), entered into that certain 80% Coinsurance Agreement, dated as of March 31, 2010, by and between the Ceding Company and Prime Re (the “Original Agreement”), pursuant to which the Ceding Company ceded and Prime Re reinsured, on an indemnity reinsurance basis, certain liabilities with respect to the Reinsured Policies (as defined herein);

WHEREAS, Prime Re assigned and transferred, by novation, the Original Agreement to Pecan Re Inc., a special purpose financial insurance company organized under Section 6048f of Title 8 of the Vermont Statutes Annotated (“Pecan Re”) with the effect that Pecan Re succeeded to all rights, obligations, duties and liabilities of Prime Re under the Original Agreement, whenever arising, and Pecan Re accepted such assignment, transfer and novation (the “First Novation”) pursuant to a Novation Agreement among the Ceding Company, Prime Re and Pecan Re, dated as of March 31, 2016 (the “First Novation Agreement”);

WHEREAS, in connection with the First Novation, the Ceding Company and Pecan Re amended and restated the Original Agreement with the A&R Coinsurance Agreement;

WHEREAS, Pecan Re has assigned and transferred, by novation, the A&R Coinsurance Agreement to the Reinsurer with the effect that the Reinsurer succeeded to all rights, obligations, duties and liabilities of Pecan Re under the A&R Coinsurance Agreement, whenever arising, and the Reinsurer accepted such assignment, transfer and novation (the “Second Novation”) pursuant to a Novation Agreement among the Ceding Company, Pecan Re and the Reinsurer, dated as of the Second Restatement Date (the “Second Novation Agreement”); and

WHEREAS, in connection with the Second Novation, the Ceding Company and the Reinsurer have agreed to amend and restate the A&R Coinsurance Agreement in the form of this Agreement.

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NOW THEREFORE, in consideration of the mutual and several promises and undertakings herein contained, and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Ceding Company and the Reinsurer (individually, a “Party” and collectively, the “Parties”), hereby agree as follows, effecting an amendment and restatement as of April 1, 2022:

Article I

Definitions

Section 1.1Definitions

.  The following terms, when used in this Agreement, shall have the meanings set forth in this Article I.

(a)“A&R Coinsurance Agreement” shall have the meaning specified in the Preamble.

(b)“Administrative Fee Allowance” shall have the meaning specified in Section 4.5(b).

(c)“Administrative Practices” shall have the meaning specified in Section 17.2(a).

(d)“Affiliate” means, with respect to a Party, any entity that controls, is controlled by or is under common control with such Party.

(e)“Agreement” shall have the meaning specified in the Preamble.

(f)“Amended License Agreement” shall have the meaning specified in Section 4.5(c).

(g)“Annual FastTrack License Fee Methodology” shall have the meaning specified in Section 4.5(a).

(h)“Applicable Law” means any domestic or foreign, federal, state or local statute, law, ordinance or code, or any written rules, regulations or administrative interpretations issued by any Governmental Authority pursuant to any of the foregoing, in each case applicable to any Party, and any order, writ, injunction, directive, judgment or decree of a court of competent jurisdiction applicable to the Parties.

(i)“Business Day” means any day other than a day on which banks in Zurich, Switzerland, the State of Missouri or the State of Tennessee are permitted or required to be closed.

(j)“Ceding Company” shall have the meaning specified in the Preamble.

(k)“Change of Control” shall have the meaning specified in Section 21.11.

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(l)“Claims” means any and all claims, requests, demands or notices made under a Reinsured Policy for payment of benefits or other obligations, including death benefits, waived premiums, returned premium or any other payments alleged to be due in accordance with the terms and conditions of such Reinsured Policy.

(m)“Code” shall have the meaning specified in Section 5.3.

(n)“Commissioner” means the Commissioner of the Tennessee Department of Commerce and Insurance.

(o)“Commissions” means the contractual amounts earned by and the bonuses paid to the Ceding Company’s sales representatives in connection with the Reinsured Policies on and after the Original Effective Date.

(p)“Commutation Payment” shall have the meaning specified in Section 11.5.

(q)“Confidential Information” shall have the meaning specified in Section 21.11.

(r)“Conversion” means the issuance by the Ceding Company of a new Coverage in replacement of a Coverage under a Reinsured Policy pursuant to an option granted under the terms of such Reinsured Policy; provided, however, in no event shall Conversions include any Renewal.

(s)“Coverage” means, with respect to any Policy, one or more life insurance coverages issued by the Ceding Company.  A single Policy may have multiple Coverages issued to multiple individuals and such multiple Coverages, in turn, may have different Original Initial Level Premium Periods, all within a single Policy.

(t)“Covered Liabilities” means all liabilities incurred by the Ceding Company under the express terms of the Reinsured Policies (including End of Term Renewals) and all Reinsured ECOs; provided, however, in no event shall Covered Liabilities include any Excluded Liabilities.

(u)“DAC Tax Election” shall have the meaning specified in Section 5.3.

(v)“Direct Premiums” means all premiums actually received from the Policyholders attributable to the Reinsured Policies from and after the Original Effective Date and waived premiums on such Policies.

(w)“Early Termination” shall have the meaning specified in Section 4.5(c).

(x)“Eligible Assets” means cash in United States dollars, certificates of deposit issued by a United States bank and payable in United States dollars, and investments permitted under Title 56 of the Tennessee Code Annotated or any combination of the above,

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provided there shall be no investments in or issued by an entity controlling, controlled by or under common control with either the Ceding Company or the Reinsurer.  Commercial paper and other obligations of institutions must be issued by a corporation (other than the Ceding Company or the Reinsurer or any Affiliate of any of them) which is organized and existing under the laws of the United States of America, unless otherwise allowed by Tenn. Code Ann. § 56-1-101 et seq.  The Eligible Assets are further subject to and limited by, the investment guidelines and collateral schedule set forth in the Reinsurance Trust Agreement.

(y)“End of Term Conversion” means, with respect to a Coverage under a Reinsured Policy, a Conversion that occurs (i) at any time during the two year period ending on the last day of the Original Initial Level Premium Period of a Coverage or (ii) after the last day of such period.

(z)“End of Term Renewal” means with respect to any Coverage, a Renewal thereof that occurs at the end of the Original Initial Level Premium Period in respect of such Coverage.

(aa)“Excess Withdrawal Amount” shall have the meaning specified in Section 15.6.

(bb)“Excluded Liabilities” shall have the meaning specified in Section 2.2.

(cc)“Existing Practice” shall have the meaning specified in Section 17.2(a).

(dd)“Expense Allowance” means an annualized per base policy expense allowance equal to the Reinsurer’s Quota Share multiplied by $42.50 for each Reinsured Policy payable on a monthly basis, which amount shall be increased (i) by 3% on the first anniversary date of the Original Effective Date and (ii) thereafter, by a compounded rate equal to the percentage increase, if any, in the employment cost index published by the United States Bureau of Labor Statistics at http://www.bls.gov on each subsequent anniversary date of the Original Effective Date.

(ee)“Extra-Contractual Obligations” means all liabilities, obligations and expenses not arising under the express terms and conditions of any Reinsured Policy, whether such liabilities, obligations or expenses are owing to an insured, a Governmental Authority or any other Person in connection with such Reinsured Policy, including (a) any liability for punitive, exemplary, consequential, special, treble, tort, bad faith or any other form of extra-contractual damages, (b) damages or claims in excess of the applicable policy limits of the Reinsured Policies, (c) statutory or regulatory damages, fines, penalties, forfeitures and similar charges of a penal or disciplinary nature, and (d) liabilities and obligations arising out of any act, error or omission, whether or not intentional, in bad faith or otherwise, including any act, error or omission relating to (i) the form, marketing, production, issuance, sale, cancellation or administration of Reinsured Policies or (ii) the failure to pay or the delay in payment of claims, benefits, disbursements or any other amounts due or alleged to be due under or in connection with Reinsured Policies (exclusive of interest on payments to Policyholders, as determined in

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accordance with the Applicable Laws of the jurisdiction applicable to such Reinsured Policy).  For avoidance of doubt, any liabilities, obligations and expenses relating to any change in the Reinsured Policies arising out of or resulting from litigation, arbitration or settlements will be deemed Extra-Contractual Obligations.

(ff)“FastTrack” shall have the meaning specified in Section 4.5(b).

(gg)“First Novation” shall have the meaning specified in the Recitals.

(hh)“First Novation Agreement” shall have the meaning specified in the Recitals.

(ii)“Governmental Authority” means any federal, state, county, local, foreign or other governmental or public agency, instrumentality, commission, authority or self-regulatory organization, board or body.

(jj)“Indemnification Claims” shall have the meaning specified in Section 18.1.

(kk)“Initial Ceding Commission” shall have the meaning specified in the Original Agreement.

(ll)“Insurance Division” means the insurance regulator of the state of domicile of the Ceding Company, which as of the date of this Agreement, is the Tennessee Department of Commerce and Insurance.

(mm)“Interest Maintenance Reserves” means the reserves required to be established under SAP as liabilities on a life insurer’s statutory financial statements applicable to all types of fixed income investments.

(nn)“Margin Value” shall have the meaning specified in the Reinsurance Trust Agreement.

(oo)“Market Value” shall mean with respect to any financial asset as of any date, the sum of (i) the market value of such financial asset as made available to the Trustee by a data provider which the Trustee uses generally for pricing such financial asset, and (ii) accrued but unpaid income, if any, on the particular financial asset (to the extent not included therein). Market values provided by the Trustee’s data providers will be the most recently available closing bid price (usually from the previous Business Day), except that for certain financial assets it will be a same day price if available.  In the case of cash, the face amount shall be deemed the Market Value.  For the avoidance of doubt, nothing herein shall prohibit the Trustee from contacting the Grantor to obtain Market Data concerning financial assets other than price in order to assist the Trustee’s data Providers in determining Market Value.  The Trustee’s application of Market Values hereunder shall at all times be subject to its Clearance and Collateral Management Division – Pricing, Indicative Data and Other Disclosures, which are available upon request.

(pp)“Milliman Report” means the report attached hereto as Exhibit V.

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(qq)“Monthly Account Balance Report” shall have the meaning specified in Section 8.2.

(rr)“Monthly Report” shall have the meaning specified in Section 8.1.

(ss)“Net Premium” shall have the meaning specified in Section 4.1.

(tt) “Original Agreement” shall have the meaning specified in the Recitals.

(uu)“Original Effective Date” means January 1, 2010.

(vv)“Original Initial Level Premium Period” means, with respect to each Reinsured Policy, the period beginning with the original issue date of a Coverage and ending with the first premium increase date identified within such Reinsured Policy on which premiums for such Coverage will increase without a corresponding increase in the terms or limits of such Coverage.

(ww)“Parties” shall have the meaning specified in the Recitals.

(xx)“Pecan Re” shall have the meaning specified in the Recitals.

(yy)“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

(zz)“Policies” means term life insurance base policies and riders thereto issued by the Ceding Company.

(aaa)“Policyholders” means the owners or holders of one or more of the Reinsured Policies.

(bbb)“Premium Taxes” means any taxes imposed on premiums relating to the Reinsured Policies.

(ccc)“Prime Rate” means, as of any day, a fluctuating interest rate per annum equal to the average (rounded upward to the nearest 1/16 of 1%) of the “prime” rate of interest announced publicly by Bank of America, N.T. & S.A., The Chase Manhattan Bank, N.A., Citibank N.A. and Morgan Guaranty Trust Company of New York.  If any of these banks does not publicly announce a prime rate, the Ceding Company and the Reinsurer (or its designee) shall jointly select another bank that publicly announces a prime rate and the prime rate publicly announced by that bank shall be used.

(ddd)“Prime Re” shall have the meaning specified in the Recitals.

(eee)“Primerica” means Primerica, Inc., a Delaware corporation.

(fff)“Recapture Fee” shall have the meaning specified in Section 11.3.

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(ggg)“Recapture Notice” shall have the meaning specified in Section 11.2.

(hhh)“Recapture Triggers” shall have the meaning specified in Section 11.1.

(iii)“Reinstatement” shall have the meaning specified in Section 7.1.

(jjj)“Reinsurance Credit Notice” shall have the meaning specified in Section 11.1(b).

(kkk)“Reinsurance Trust Account” shall have the meaning specified in Section 15.1.

(lll)“Reinsurance Trust Agreement” means the 80% Coinsurance Trust Agreement, dated as of the Second Restatement Date, by and among the Ceding Company, the Reinsurer and The Bank of New York Mellon, as amended, supplemented, novated or otherwise modified from time to time, and at any time.

(mmm)“Reinsured ECOs” means (i) Extra-Contractual Obligations paid by the Ceding Company to a single (or joint) policyholder or beneficiary in the ordinary course of business, consistent with prudent business practices and (ii) Extra-Contractual Obligations arising in circumstances where the Reinsurer is an active party and directs or consents to the act, omission or course of conduct occurring after the date hereof that resulted in such Extra-Contractual Obligation; provided, however, that Reinsured ECOs shall not include any liabilities: (x) relating to class actions of any kind; (y) relating to sales, marketing or distribution practices of the Ceding Company or its sales representatives directed or applied to any specific class of policyholders as indicated on the underwriting records of the Ceding Company; or (z) relating to or based on violations of, or noncompliance with, Applicable Law by the Ceding Company.  Notwithstanding the foregoing, the term “Reinsured ECOs” shall not include any punitive, exemplary, consequential, special, treble, tort, bad faith or any other form of extra-contractual damages to the extent not permitted to be insured or reinsured under applicable law.

(nnn)“Reinsured Policies” means Policies issued (i) on the policy forms identified in Exhibit I and riders thereto in force as of 11:59 p.m. (EST) on December 18, 2009 and (ii) as a result of any Conversions thereto, but not including any End of Term Conversions arising from Coverages with an Original Initial Level Premium Period ending on or after January 1, 2017.

(ooo)“Reinsurer” shall have the meaning specified in the Preamble.

(ppp)“Reinsurer’s Quota Share” means eighty percent (80%) or such other percentage as modified to reflect a partial recapture of the Reinsurer’s Quota Share of the Reinsured Policies pursuant to the terms and conditions specified in Section 2.1 and Article XI.

(qqq)“Renewal” means the continuation of Coverage under a Reinsured Policy after the end of the Original Initial Level Premium Period of such Coverage in accordance with the terms of such Reinsured Policy.

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(rrr)“Renewal Recapture Right” shall have the meaning specified in Section 11.4.

(sss)“Representatives” shall have the meaning specified in Section 12.1.

(ttt)“Required Balance” means, as of any date, the amount equal to 100% of the Reinsurer’s Quota Share of the Statutory Reserves with respect to the Reinsured Policies; provided that the Required Balance shall mean, as of any date, the amount equal to 102% of the Reinsurer’s Quota Share of the Statutory Reserves with respect to the Reinsured Policies beginning on the date that the Ceding Company delivers a Reinsurance Credit Notice pursuant to this Agreement and continuing until the date, if any, that the Ceding Company delivers a Notice of Cure of Reinsurance Credit Event in accordance with Section 27(b) of the Reinsurance Trust Agreement.

(uuu)“Required Balance Notice” shall have the meaning specified in Section 8.3(b).

(vvv)“Retained Asset Account” means the Primerica Estate Account identified in the financial statements of the Ceding Company, reflecting death benefit proceeds retained by the Ceding Company on behalf of beneficiaries and available to such beneficiaries on demand.

(www)“SAP” means statutory accounting principles.

(xxx)“Second Novation” shall have the meaning specified in the Recitals.

(yyy)“Second Novation Agreement” shall have the meaning specified in the Recitals.

(zzz)“Second Restatement Date” shall have the meaning specified in the Preamble.

(aaaa)“Security Balance” means, as of the opening of each Business Day following the Second Restatement Date, the aggregate Margin Value as of such date of the Eligible Assets maintained in the Reinsurance Trust Account.

(bbbb)“State of Domicile SAP” means the statutory accounting and actuarial principles and practices prescribed or permitted by the Insurance Division for domestic life insurance companies in the state of domicile of the Ceding Company.

(cccc)“Statutory Financial Statement Credit” means credit for reinsurance permitted by the Applicable Laws on the Ceding Company’s statutory financial statements filed in the state of domicile of the Ceding Company with respect to the Reinsured Policies.

(dddd)“Statutory Reserves” means, as of any date, all reserves set forth on Schedule A as of such date corresponding to liabilities of a type or kind identified as Covered Liabilities, related to the Reinsured Policies, such amount as determined by the Ceding Company

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in accordance with the methodologies used by the Ceding Company to calculate such amounts for purposes of its statutory financial statements prepared in accordance with State of Domicile SAP and generally consistent with past practices as of all dates without giving effect to this Agreement.

(eeee) “Then Current Practice” shall have the meaning specified in Section 17.2(a).

(ffff)“Third Party Accountant” means an independent accounting firm which is mutually acceptable to Ceding Company and Reinsurer, or, if Ceding Company and Reinsurer cannot agree on such an accounting firm, an independent accounting firm mutually acceptable to Ceding Company’s and Reinsurer’s respective independent accountants.

(gggg)“Third Party Reinsurance” means reinsurance of the Reinsured Policies placed with third party reinsurers as identified and summarized in Exhibit II (as such Exhibit II may be amended from time to time, and at any time).

(hhhh)“Third Party Reinsurance Premiums” means all premiums paid by the Ceding Company on or after the Original Effective Date for coverage under Third Party Reinsurance, net of refunds of unearned premiums on lapse (except that the refund of unearned premiums shall only apply for premiums payable under Third Party Reinsurance on or after the Original Effective Date).

(iiii)“Trust Assets” shall have the meaning specified in Section 15.2.

(jjjj)“Trustee” means the trustee under the Reinsurance Trust Agreement.

Article II

Reinsurance

Section 2.1Reinsurance

.  Subject to the terms and conditions of this Agreement, the Ceding Company hereby cedes on an indemnity basis to the Reinsurer, and the Reinsurer hereby accepts and agrees to reinsure on an indemnity basis, the Reinsurer’s Quota Share of the Covered Liabilities, provided, however, in the event of a recapture involving a pro rata portion of the Reinsurer’s Quota Share of the Reinsured Policies pursuant to Article XI hereof, the Reinsurer’s Quota Share of the Covered Liabilities will be proportionately reduced.  The Reinsurer’s Quota Share of Covered Liabilities shall be reduced, but not below zero, by the Reinsurer’s Quota Share of Third Party Reinsurance for Covered Liabilities in accordance with the respective terms thereof, to the extent such Third Party Reinsurance is actually collected.

Section 2.2Exclusions

.  Notwithstanding any provision of this Agreement to the contrary, the Reinsurer shall not be liable for any liabilities or obligations of the Ceding Company that are:

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(a)liabilities relating to benefits, including, but not limited to, terminal illness benefits, other than life insurance death benefits, any related waiver of premium coverages and write-offs of terminal illness policy loan balances;

(b)any liabilities resulting from any coverage added after the Original Effective Date to a Reinsured Policy that is not a Conversion or Renewal or otherwise required or permitted by the terms of such Reinsured Policy in effect on the Original Effective Date, unless such additional coverage is required by Applicable Law or has been approved in writing in advance by the Reinsurer;

(c)any liabilities relating to deaths occurring prior to the Original Effective Date;

(d)Extra-Contractual Obligations, other than Reinsured ECOs;

(e)any loss or liabilities relating to or arising from the Ceding Company’s Retained Asset Account for the Reinsured Policies;

(f)any losses or liabilities arising under any End of Term Conversion occurring on or after January 1, 2017;

(g)any loss or liabilities relating to or arising from actions taken by the Ceding Company without the consent of the Reinsurer as required by Section 17.2(b) hereof;

(h)any loss or liabilities relating to or arising from claims made, or lawsuits brought, by agents of the Ceding Company; and

(i)all liabilities or obligations of any kind or nature whatsoever that do not relate to the Reinsured Policies (collectively, (a)-(i) constitute the “Excluded Liabilities”).

Section 2.3Territory

.  The reinsurance provided under this Agreement shall apply to the Covered Liabilities covering lives and risks wherever resident or situated.

Article III

Commencement of the Reinsurer’s Liability

Section 3.1Commencement of the Reinsurer’s Liability

.  Except as otherwise set forth in this Agreement, the Reinsurer’s liability under this Agreement shall attach simultaneously with that of the Ceding Company, and all reinsurance with respect to which the Reinsurer shall be liable by virtue of this Agreement shall be subject in all respects to the same risks, terms, rates, conditions, interpretations, and to the same modifications, alterations, cancellations and receivables under Third Party Reinsurance, as the respective Reinsured Policies to which liability under this Agreement attaches, the true intent of this Agreement being that the Reinsurer shall, in every case to which liability under this Agreement attaches and always subject to the Excluded Liabilities, follow the fortunes of the Ceding Company.

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Article IV

Reinsurance Premiums, Allowances and other obligations

Section 4.1Reinsurance Premiums

.  As consideration for the reinsurance provided herein, on a monthly basis during the term of this Agreement, the Ceding Company shall pay to the Reinsurer the Reinsurer’s Quota Share of Direct Premiums net of the Reinsurer’s Quota Share of Third Party Reinsurance Premiums (the “Net Premium”).  The Net Premium shall be paid in accordance with Article VIII.

Section 4.2Allowances

.  At each month end following the date hereof, the Reinsurer shall pay the Ceding Company the Expense Allowance calculated on the basis of the number of Reinsured Policies in force on such date.  The number of Reinsured Policies in force for each calendar month shall be determined by adding the number of Reinsured Policies in force on the last day of the prior calendar month and the number of Reinsured Policies in force on the last day of the current calendar month and dividing that total by two (2); provided, however, if there are any End of Term Renewals, the Expense Allowance for the Reinsured Policies associated with such End of Term Renewals that start after December 31, 2016 will be zero.  The Expense Allowance shall be payable in accordance with Article VIII.

Section 4.3Other Obligations

.  On a monthly basis during the term of this Agreement, the Reinsurer shall pay the Ceding Company the Reinsurer’s Quota Share of the following amounts:  (i) 2.3% of premiums collected for such month in connection with the Reinsured Policies as a provision for Premium Taxes incurred by the Ceding Company; (ii) $50 for each new Conversion which results in the issuance of a Reinsured Policy (including the issuance of one or more riders to a base Policy); (iii) Commissions for each Reinsured Policy; and (iv) any out-of-pocket underwriting fees associated with Reinstatements.

Section 4.4Third Party Reinsurance

.  The Ceding Company shall pay to the Reinsurer the Reinsurer’s Quota Share of all ceding commissions and any Premium Tax or other expense allowances collected by the Ceding Company from the reinsurers under Third Party Reinsurance.

Section 4.5Life Waiver Claims Allowance

.

(a)FastTrack License Fee Allowance.  On each of May 1, 2020 and May 1, 2021, the Reinsurer paid the Ceding Company $451,100, each payment as the Reinsurer’s share of the Annual FastTrack License Fee for such years. The Reinsurer’s share of the Annual FastTrack License Fee was determined in accordance with the methodology set forth on Exhibit VI (the “Annual FastTrack License Fee Methodology”). No later than June 15, 2022 and on May 1, 2023, the Reinsurer shall pay the Ceding Company $429,000 as the Reinsurer’s share of the Annual FastTrack License Fee for each such year. The Parties agree to negotiate in good faith to reach mutual agreement in accordance with the Annual FastTrack License Fee Methodology as to the Reinsurer’s share of the Annual FastTrack License Fee for the remaining payment on May 1, 2024.  The Parties agree to negotiate in good faith to reach mutual agreement as to any change in such FastTrack License Fee Allowance in the event of any material changes to the Annual FastTrack License Fee for 2024.

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(b)Administrative Fee Allowance.  On each of May 1, 2020 and May 1, 2021, the Reinsurer paid the Ceding Company $62,700 (each payment representing the “Administrative Fee Allowance”) as the Reinsurer’s share of the monthly administrative fees payable by the Ceding Company to Kamine Technology Group, LLC (“FastTrack”) for such years.  The Administrative Fee Allowance was determined in accordance with the Annual FastTrack License Fee Methodology.  No later than June 15, 2022 and on May 1, 2023, the Reinsurer shall pay the Ceding Company $59,631 as the Administrative Fee Allowance for each such year. The Parties agree to negotiate in good faith to reach mutual agreement in accordance with the Annual FastTrack License Fee Methodology as to the Administrative Fee Allowance for the remaining payment on May 1, 2024.  The Parties agree to negotiate in good faith to reach mutual agreement as to any change in the Administrative Fee Allowance in the event of any material changes to the administrative fees payable to FastTrack for 2024.

(c)Duration and Early Termination.  The Parties acknowledge that either the Ceding Company or FastTrack may terminate the Amended License Agreement between the Ceding Company and FastTrack, dated as of April 27, 2020, as of April 30, 2023 (the “Amended License Agreement” and, such early termination, the “Early Termination”).  Following the earlier of the expiration of the Amended License Agreement or the Early Termination, the Reinsurer will not be obligated for any remaining payments pursuant to this Section 4.5, which have not yet accrued.  Further, where applicable, the Parties shall reasonably prorate any payments to account for such expiration or Early Termination.  The Ceding Company shall not exercise its early termination rights under the Amended License Agreement unless the Reinsurer has consented to such Early Termination, which consent shall not be unreasonably withheld, conditioned or delayed by the Reinsurer.  The Ceding Company may extend the period of the Amended License Agreement; however, unless the Reinsurer has consented to such an extension, the Reinsurer shall not be obligated for any allowance under this Section 4.5 during any such extended period.  Without limiting the foregoing, each Party will consider in good faith any recommendation that the other Party may propose regarding extension of the Amended License Agreement.

(d)No Other Allowances.  Other than as set forth in this Section 4.5, the Reinsurer shall not be obligated to contribute or pay any allowances or amounts in connection with the provision of life waiver tools, software and services by FastTrack.

Article V

Taxes

Section 5.1Guaranty Fund Assessments

.  Except as provided in Section 4.2, the Reinsurer shall not reimburse the Ceding Company for any guaranty fund assessments arising on account of premiums on the Reinsured Policies.

Section 5.2Premium Taxes

.  The Ceding Company shall be liable for all Premium Taxes.  The Reinsurer shall pay to the Ceding Company a provision for Premium Taxes incurred in connection with premiums received under the Reinsured Policies in accordance with Section 4.3.

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Section 5.3DAC Tax Election

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(a)The Ceding Company and the Reinsurer agree to the election pursuant to Treasury Regulations section 1.848-2(g)(8) (such election being referred to as the “DAC Tax Election”), whereby:

(i)the Party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of section 848(c)(1) of the Internal Revenue Code of 1986, as amended (the “Code”);

(ii)the Parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency.  If requested, the Ceding Company will provide supporting information reasonably requested by the Reinsurer.  The Parties also mutually agree to exchange information otherwise required by the U.S. Internal Revenue Service. (The term “net consideration” will refer to the net consideration as defined in Treasury Regulations section 1.848-2(f)); and

(iii)this DAC Tax Election will be effective for the first taxable year in which this Agreement is effective and for all years for which this Agreement remains in effect.

(b) The Ceding Company and the Reinsurer will each attach a schedule to their respective federal income tax returns filed for the first taxable year for which this DAC Tax Election is effective.  Such schedule shall identify the Agreement as a reinsurance agreement for which the DAC Tax Election under Treasury Regulations section 1.848-2(g)(8) has been made.

(c)Each of the Ceding Company and the Reinsurer represents and warrants that it is subject to U.S. taxation under the provisions of subchapter L of Chapter 1 of the Code.

Article VI

Claims

Section 6.1Notice of Claims

.  Claim amounts less than or equal to $250,000 (net of amounts recoverable under Third Party Reinsurance) will be reported by the Ceding Company to the Reinsurer on a bordereau basis, and all other Claims shall be reported, with such information as may be reasonably requested by the Reinsurer, on an individual basis, in each case in accordance with Section 8.1.

Section 6.2Settlement Authority

.  The Ceding Company shall have full authority to determine liability on any Claim reinsured hereunder and may settle losses as it deems appropriate, but in so doing it shall act with the skill and diligence commonly expected

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from qualified personnel performing such duties for U.S. life insurance companies and consistent with the Ceding Company’s Then Current Practice.

Section 6.3Claim Payments

.  Following receipt by the Reinsurer of the Monthly Report setting forth the Ceding Company’s payment of any Covered Liabilities reinsured hereunder, the Reinsurer shall make payment of the Reinsurer’s Quota Share of the Covered Liabilities in accordance with Article VIII.

Section 6.4Misstatement of Age or Sex

.  In the event of an increase or reduction in the amount of the Ceding Company’s insurance on any Reinsured Policy because of an overstatement or understatement of age or misstatement of sex, established during the life, or after the death, of the insured, the Reinsurer will share in such increase or reduction in proportion to the Reinsurer’s Quota Share.

Article VII

Reinstatements

Section 7.1Reinstatements

. If a Reinsured Policy is reinstated in accordance with its terms and the Ceding Company’s reinstatement rules as in effect on the Original Effective Date (a “Reinstatement”), the reinsurance of such Reinsured Policy will be restored as if no change had occurred.  In such a case, the Ceding Company shall promptly pay the Reinsurer the Reinsurer’s Quota Share of the Net Premiums attributable to such Reinstatement.

Article VIII

Accounting and Reserves

Section 8.1Monthly Reports

(a).  Within twenty (20) Business Days after the end of each calendar month, the Ceding Company shall deliver to the Reinsurer the following monthly reports (each a “Monthly Report”) substantially in the form set forth in Exhibit III hereto:  (i) Monthly Settlement Report; (ii) Policy Exhibit; (iii) Reserve Report; (iv) Claim Reserve Report; (v) Bordereau Report; and (vi) Non-Bordereau Claims Report.

Section 8.2Monthly Account Balance Reports

.  No later than ten (10) Business Days after the end of each calendar month, the Ceding Company shall prepare and deliver to the Reinsurer a report in the form and containing the information set forth in Exhibit IV (each a “Monthly Account Balance Report”).

Section 8.3Settlements

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(a)All monthly settlements shall be effected as follows:  (i) if the Monthly Report shows that the Ceding Company owes the Reinsurer a positive amount, the Ceding Company will pay the amount owed simultaneously with the delivery to the Reinsurer of the Monthly Report and (ii) if the Monthly Report shows that the Reinsurer owes the Ceding Company a positive amount, the Reinsurer shall pay the amount owed within twenty (20) Business Days after receiving the Monthly Report, it being understood that, for purposes of this

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Section 8.3(a), appropriate adjustments shall be made for withdrawals and reimbursements made during the month by the Ceding Company pursuant to Sections 15.5 and 15.6.

(b)Together with the Reserve Report for the last month of each calendar quarter, the Ceding Company shall notify the Reinsurer of the Required Balance as of the last day of such calendar quarter (the “Required Balance Notice”).  The Required Balance Notice shall be delivered to the Reinsurer at the same time as the copy of the Monthly Report for the last month of such calendar quarter.  The Ceding Company and the Reinsurer shall, within twenty (20) Business Days after the Ceding Company delivers the Required Balance Notice to the Reinsurer, provide a joint written notice of the Required Balance to the Trustee as described in the definition of “Required Asset Amount” in the Reinsurance Trust Agreement consistent with such Required Balance Notice.

(c)All settlements of account between the Ceding Company and the Reinsurer shall be made in cash or its equivalent.

Section 8.4Offset and Recoupment

.  Each Party, at its option, may offset or recoup any balance or balances, whether on account of premiums, Expense Allowances, claims and losses, Excess Withdrawal Amounts from the Reinsurance Trust Account and interest accrued thereon or amounts otherwise due from one Party to the other under this Agreement or other agreements between the Parties, or as a result of damages awarded to either Party pursuant to litigation or otherwise, which shall be deemed mutual debts or credits, as the case may be; provided, however, that the Party electing such right with respect to matters not reflected in the Monthly Reports shall notify the other Party in writing of its election to do so.

Section 8.5Currency

.  All financial data required to be provided pursuant to the terms of this Agreement shall be expressed in United States dollars.  All payments and all settlements of account between the Parties shall be in United States currency unless otherwise agreed by the Parties.

Article IX

Expenses in Connection with the reinsured policies

Section 9.1Expenses in Connection with the Reinsured Policies

.  The Ceding Company shall pay for all expenses and charges incurred in connection with the Reinsured Policies including medical examinations, inspection fees, and other fees.  Except as provided in Section 4.2 and Section 4.3, such amounts shall not be reimbursed by the Reinsurer.

Article X

Errors and Omissions

Section 10.1Errors and Omissions

.  Subject to the terms of this Agreement, neither Party shall be prejudiced in any way by inadvertent errors or omissions made by such Party in connection with this Agreement provided such errors and omissions are corrected promptly following discovery thereof.  Upon the discovery of an inadvertent error or omission by either Party, appropriate adjustments shall be made as soon as practicable to restore the

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Parties to the fullest extent possible to the position they would have been in had no such inadvertent error or omission occurred.

Article XI

Recapture

Section 11.1Recapture

.  The Ceding Company may in accordance with the provisions of this Article XI recapture, in its sole discretion, all or a pro rata portion of all of the Reinsurer’s Quota Share of the Reinsured Policies upon the occurrence of one of the following events (“Recapture Triggers”):

(a)If the Reinsurer becomes insolvent or if the Commissioner has instituted a proceeding or entered a decree or order for the appointment of a rehabilitator or liquidator;

(b)If the Reinsurer fails to take steps reasonably satisfactory to the Ceding Company to assure the Ceding Company of full Statutory Financial Statement Credit for the Reinsured Policies within forty-five (45) calendar days of Reinsurer’s receipt of written notice from the Ceding Company (a “Reinsurance Credit Notice”) that the Ceding Company has been advised by any Governmental Authority that the Governmental Authority will deny or has denied Statutory Financial Statement Credit on any financial statement filed by the Ceding Company with such Governmental Authority;

(c)If the Reinsurer is in material breach of any other representation, warranty or covenant under this Agreement and the Reinsurer fails to cure any such material breach of any representation, warranty or covenant hereunder within sixty (60) calendar days of receipt of written notice of such breach by the Reinsurer;

(d)If the Reinsurer fails to transfer Eligible Assets to the Reinsurance Trust Account with a Market Value equal to or greater than the Required Balance on the Second Restatement Date;

(e)If the Reinsurer fails in any material respects to fund, or cause to be funded, the Reinsurance Trust Account to an amount equal to or greater than the Required Balance on each Business Day and the Reinsurer fails to cure any such funding deficiency within twenty (20) Business Days of receipt of written notice of such funding deficiency by the Reinsurer and the Security Balance is less than the Required Balance; or

(f)If (i) the Reinsurer fails to timely execute or deliver the joint written notice of the Required Balance to the Trustee as required by Section 8.3(b), (ii) the Ceding Company has executed such notice in accordance with Section 8.3(b), (iii) the Required Balance to be included in such notice has increased from the Required Balance in effect under the Trust Agreement and (iv) the Reinsurer does not cure such failure within five (5) Business Days after receipt of written notice of such failure from the Ceding Company.

Section 11.2Notice of Recapture

.  The Ceding Company shall notify the Reinsurer in writing of the reasons for, and the effective date of, the recapture ninety (90)

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calendar days prior to the effective date of recapture (the “Recapture Notice”); provided, however, that the recapture shall not be deemed to be consummated until the final accounting described in Section 11.4 of this Article XI has been completed and the Reinsurer has paid the Commutation Payment, if any.

Section 11.3Recapture Fee

.  The Ceding Company shall pay a recapture fee (the “Recapture Fee”) to the Reinsurer upon the occurrence of any recapture of the Reinsured Policies pursuant to Section 11.1(b) if such recapture was triggered by the inability of the Ceding Company to obtain full Statutory Financial Statement Credit for the Reinsured Policies due to actions taken by the Ceding Company or its Affiliates; provided, however, that if the Reinsurer is in material breach of any representation, warranty or covenant under this Agreement at the time a recapture is triggered under Section 11.1(b), no Recapture Fee will be due and payable by the Ceding Company.  The Recapture Fee shall be equal to an amount to be determined by an actuarial appraisal prepared by a nationally recognized independent actuarial firm in accordance with methodologies agreed upon by the Ceding Company and Reinsurer to determine the value of the Reinsured Policies at such time in a manner consistent with the valuation of the Reinsured Policies as set forth in the Milliman Report and consistent with the determination of the Initial Ceding Commission based on such valuation.

Section 11.4Renewal Recapture

.  The Ceding Company shall also have the right, upon prior written notice to the Reinsurer, to recapture, in its sole discretion, all or a pro rata portion of End of Term Renewals arising from Policies with an Original Initial Level Premium Period ending on or after January 1, 2017 (the “Renewal Recapture Right”).  No Recapture Fee is payable in connection with the recapture of any End of Term Renewal.

Section 11.5Commutation Accounting and Settlement

.  In the event of any recapture under this Article XI or termination under Section 21.8, the Reinsurer shall pay to the Ceding Company an amount equal to (i) the Reinsurer’s Quota Share of the Statutory Reserves, Interest Maintenance Reserves (but only to the extent the Ceding Company’s Interest Maintenance Reserves are increased) and advance premiums, if applicable, attributable to the Reinsured Policies being recaptured, in each case, calculated as of the effective date of the recapture set forth in the Recapture Notice; minus (ii) any amounts due to the Reinsurer but unpaid under this Agreement, including the Recapture Fee, if any, and net deferred premiums; plus (iii) any amounts due to the Ceding Company but unpaid under this Agreement (collectively, the “Commutation Payment”); provided, however, that, if the amount calculated pursuant to clause (ii) of this subsection exceeds the amounts calculated pursuant to clauses (i) and (iii) of this subsection, the Ceding Company shall pay to the Reinsurer the amount of such excess.  Following recapture and payment to the appropriate Party of the net Commutation Payment required hereunder, neither Party shall have further liability to the other Party hereunder with respect to the recaptured business.

Section 11.6Limitation on Partial Recaptures

.  Notwithstanding the provisions of Section 11.1, the Ceding Company shall not be permitted to effect a partial recapture pursuant to Section 11.1 if, after giving effect to the recapture, the Statutory Reserves would be less than U.S. $100,000,000.

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Article XII

Access to Books and Records

Section 12.1Access to Books and Records

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(a)The Ceding Company shall, upon reasonable notice, provide to the Reinsurer, and the counsel, financial advisors, accountants, actuaries and other representatives of the Reinsurer (the “Representatives”) access, at the Reinsurer’s sole cost and expense, to review, inspect, examine and reproduce the Ceding Company’s books, records, accounts, policies, practices and procedures, including underwriting policy, claims administration guidelines and sales and Conversion practices, relating to the Reinsured Policies, including any audits and self assessments conducted by the Ceding Company as well as any unaudited information provided to Primerica in connection with Primerica’s public company reporting requirements, at the place such records are located, and to discuss such matters with the employees, external auditors and external actuaries of the Ceding Company that are knowledgeable about such records, without undue disruption of the normal operations of the Ceding Company.

(b)The Reinsurer and its Representatives shall have the right, at its sole cost and expense, to conduct audits from time to time, upon reasonable notice to the Ceding Company, of the relevant books, records, accounts, policies, practices and procedures, including underwriting policy, claims administration guidelines and sales and Conversion practices of the Ceding Company relating to the Reinsured Policies.

(c)The Reinsurer shall reimburse the Ceding Company for any reasonable out-of-pocket costs that the Ceding Company incurs in providing assistance to the Reinsurer and its Representatives in connection with this Section 12.1.

(d)The Ceding Company shall use its reasonable best efforts to assist and cooperate with the Reinsurer, and its Representatives in providing access to the relevant in force files, experience data, books, records and accounts of the Ceding Company relating to the Reinsured Policies.

Article XIII

Insolvency

Section 13.1Insolvency

.  In the event of the insolvency of the Ceding Company, payments due the Ceding Company on all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by the Reinsurer on the basis of (a) the liability of the Ceding Company under the Reinsured Policies; or (b) claims filed and allowed in the liquidation proceeding under the Reinsured Policies, in either case, without diminution because of the insolvency of the Ceding Company, either directly to the Ceding Company or to its domiciliary liquidator or receiver, except where the Reinsurer, with the consent of the Policyholder and in conformity with Applicable Law, has assumed as of the date hereof, the Ceding Company’s obligations as direct obligations of the Reinsurer to the payees under the Reinsured Policies and in substitution for the obligations of the Ceding Company to the payees.

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It is understood, however, that in the event of the insolvency of the Ceding Company, the liquidator or receiver or statutory successor of the Ceding Company shall give written notice to the Reinsurer of any impending Claim against the Ceding Company on a Reinsured Policy within a reasonable period of time after such Claim is filed in the insolvency proceedings and that during the pendency of such Claim the Reinsurer may, at its own expense, investigate such Claim and interpose, in the proceeding where such Claim is to be adjudicated any defense or defenses which it may deem available to the Ceding Company or its liquidator or receiver or statutory successor.  It is further understood that the expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the Ceding Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer.

Article XIV

Dispute Resolution

Section 14.1Consent to Jurisdiction

.  Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of any United States District Court in the state of domicile of the Ceding Company, or, if such court does not have jurisdiction, the appropriate district court of the state of domicile of the Ceding Company, for the purposes of enforcing this Agreement.  The Parties shall take such actions as are within their control to cause any disputes as described in the immediately preceding sentence to be assigned to the complex litigation docket of the applicable court.  In any action, suit or other proceeding, each of the Parties irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above courts, that such action or suit is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper.  Each of the Parties also agrees that any final and unappealable judgment against a Party in connection with any action, suit or other proceeding as contemplated in this Article XIV shall be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States.  A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

Section 14.2Waiver of Jury Trial

.  Each of the Parties irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

Section 14.3Specific Performance

.  The Parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy.  Accordingly, each Party agrees that, in addition to any other available remedies each other Party shall be entitled to an injunction restraining any violation or threatened violation of any of the provisions of this Agreement without the necessity of posting a bond or other form of security.  In the event that any action should be brought in equity to enforce any of the provisions of this Agreement, no Party will allege, and each Party hereby waives the defense, that there is an adequate remedy at law.

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Article XV

reinsurance trust account

Section 15.1Reinsurance Trust Agreement

.  On the Second Restatement Date, the Reinsurer, as grantor, created a trust account to support the Reinsurer’s Quota Share of the Statutory Reserves (the “Reinsurance Trust Account”) and has named the Ceding Company as sole beneficiary of the Reinsurance Trust Account.

Section 15.2Investment and Valuation of Trust Assets

.  The assets held in the Reinsurance Trust Account (the “Trust Assets”) shall be valued according to their current Market Value and shall consist of Eligible Assets.

Section 15.3Adjustment of Trust Assets and Withdrawals

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(a)The amount of assets to be maintained in the Reinsurance Trust Account shall be adjusted following the end of each calendar quarter in accordance with the Reserve Report for the last calendar month of each calendar quarter provided to the Reinsurer pursuant to the terms of Section 8.1.  Such report shall set forth the Required Balance, as of the end of the immediately preceding calendar quarter.  The Required Balance set forth in a Required Balance Notice shall become effective twenty Business Days following delivery thereof in accordance with Section 8.3(b).

(b)If the Security Balance exceeds the Required Balance in effect on any Business Day, securities and/or cash from the Reinsurance Trust Account having a Market Value equal to such excess shall be transferred by the Trustee to the account(s) designated in writing by the Reinsurer pursuant to Section 4(c)(iii) of the Reinsurance Trust Agreement, and the Ceding Company hereby consents to such transfer, it being understood that, immediately following any such transfer, the aggregate Margin Value of Eligible Assets in the Reinsurance Trust Account shall be no less than the Required Balance.  In the event that the Ceding Company delivers a Reinsurance Credit Notice in accordance with this Agreement and until such time, if ever, as the Ceding Company delivers a Notice of Cure of Reinsurance Credit Event in accordance with Section 27(b) of the Reinsurance Trust Agreement, such consent shall be revoked and the Trustee shall cease making any such transfers pursuant to this Section 15.3(b), and solely to the extent that the Security Balance as of the last day of a calendar quarter exceeds the Required Balance then the Reinsurer shall have the right to seek approval (which shall not be unreasonably or arbitrarily withheld, conditioned or delayed) from the Ceding Company to withdraw any remaining excess of the Security Balance over the Required Balance from the Reinsurance Trust Account.

(c)In accordance with Section 4(c)(ii) of the Reinsurance Trust Agreement, in the event that the Required Balance in effect on any Business Day is greater than the aggregate Margin Value of the Eligible Assets in the Reinsurance Trust Account on any such Business Day, the Grantor shall, promptly after notice by the Trustee and on such Business Day, transfer to the Reinsurance Trust Account additional Eligible Assets such that, after such transfer to the Reinsurance Trust Account, the aggregate Margin Value of all Eligible Assets in the Reinsurance Trust Account equals or exceeds the Required Balance in effect as of such date.  In

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the event that the Trustee does not timely provide any such notice, the Ceding Company may provide such notice to the Reinsurer instead.

Section 15.4Negotiability of Trust Assets

.  Prior to depositing Trust Assets with the Trustee, the Reinsurer or such other Person depositing Trust Assets shall execute all assignments or endorsements in blank, or transfer legal title to the Trustee of all shares, obligations or any other assets requiring assignments, in order that the Ceding Company, or the Trustee upon direction of the Ceding Company, may whenever necessary negotiate any such assets without consent or signature from the Reinsurer or any other entity.

Section 15.5Ceding Company’s Withdrawals

.  The Ceding Company (or any successor by operation of law of the Ceding Company, including, but not limited to, any liquidator, rehabilitator, receiver or conservator of the Ceding Company) may only withdraw Trust Assets for one or more of the following purposes, without diminution because of insolvency on the part of the Ceding Company or the Reinsurer:

(a)to pay, or reimburse the Ceding Company for payment of, the Reinsurer’s Quota Share of premiums to be returned, but not yet recovered from the Reinsurer, to Policyholders because of cancellations of Reinsured Policies;

(b)to pay, or reimburse the Ceding Company for payment of, the Reinsurer’s Quota Share of Covered Liabilities payable pursuant to the provisions of the Reinsured Policies, but not yet recovered from the Reinsurer;

(c)to pay to the Ceding Company any Commutation Payment due the Ceding Company but not yet paid by the Reinsurer;

(d)in the event that the Ceding Company has received notification from the Reinsurer or Trustee of termination of the Reinsurance Trust Account and where the Reinsurer’s Quota Share of obligations under this Agreement remain unliquidated and undischarged ten (10) days prior to the scheduled termination date, the Ceding Company may withdraw all the assets in the Reinsurance Trust Account and deposit such amounts, in the name of the Ceding Company, in any United States bank or trust account, apart from its general assets, in trust for such uses and purposes specified in (a) and (b) above as may remain executory after such withdrawal and for any period after such termination date;

(e)to pay to the Reinsurer or its designated payee amounts held in the Reinsurance Trust Account in excess of the amount necessary to secure the credit or reduction from liability for reinsurance taken by the  Ceding Company; or

(f)to pay any other amounts due to the Ceding Company from the Reinsurer, but not yet recovered from the Reinsurer, pursuant to this Agreement or the Reinsurance Trust Agreement.

Any assets deposited into an account of the Ceding Company pursuant to clause (d) of this Section 15.5 or withdrawn by the Ceding Company pursuant to clause (e) of this Section 15.5 and any interest or other earnings thereon shall be held by the Ceding Company in trust and

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separate and apart from any assets of the Ceding Company, for the sole purpose of funding the payments and reimbursements described in clauses (a) through (f), inclusive, of this Section 15.5.

Section 15.6Return of Excess Withdrawals

.  The Ceding Company shall return to the Reinsurer, within five (5) Business Days, assets withdrawn in excess of all amounts due under Sections 15.5(a), (b), (e) and (f), or, in the case of Section 15.5(d) above, assets that are subsequently determined not to be due (the Market Value of any such withdrawn assets at the time of withdrawal, the “Excess Withdrawal Amount”).  Any assets subsequently returned in the case of Section 15.5(d) shall include interest at the Prime Rate applied on a daily basis for the amounts returned.  Any such Excess Withdrawal Amount from the Reinsurance Trust Account and any interest accrued thereon in accordance with the preceding sentence shall be deemed to be an amount due to the Reinsurer and subject to Section 8.4.

Section 15.7Costs of Trust

.  The cost of maintaining the Reinsurance Trust Account shall be borne by the Reinsurer.

Article XVI

Third Party Beneficiary

Section 16.1Third Party Beneficiary

.  Nothing in this Agreement or the Reinsurance Trust Agreement is intended to give any person, other than the parties to such agreements, their successors and permitted assigns, any legal or equitable right remedy or claim under or in respect of this Agreement or the Reinsurance Trust Agreement or any provision contained therein.

Article XVII

Representations, Warranties and Covenants

Section 17.1Representations and Warranties of the Ceding Company

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(a)Organization, Standing and Authority of the Ceding Company.  The Ceding Company is a life insurance company duly organized, validly existing and in good standing under the Applicable Laws of the state of domicile of the Ceding Company, and has all requisite corporate power and authority to carry on the operations of its business as they are now being conducted.  The Ceding Company has obtained all authorizations and approvals required under Applicable Law to enter into and perform the obligations contemplated of the Ceding Company under this Agreement.

(b)Authorization.  The Ceding Company has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.  The execution and delivery by the Ceding Company of this Agreement, and the performance by the Ceding Company of its obligations under this Agreement, have been duly authorized by all necessary corporate action and do not require any further authorization, action or consent of the Ceding Company.  This Agreement, when duly executed and delivered by the Ceding Company, subject to the due execution and delivery by the Reinsurer, will be a valid and binding obligation of the Ceding Company, enforceable against the Ceding Company in accordance with its terms,

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in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting enforcement of creditors’ rights and to general equity principles.

(c)No Conflict or Violation.  Except as set forth in Schedule B, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with the respective terms and conditions hereof will not (i) violate any provision of the Articles of Incorporation or Bylaws of the Ceding Company, (ii) violate, conflict with or result in the breach of any of the terms of, result in any modification of, give any counterparty the right to terminate, or constitute a default under, any contract or other agreement to which the Ceding Company is a party, or (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or Governmental Authority against, or binding upon, or any agreement with, or condition imposed by, any Governmental Authority, foreign or domestic, binding upon the Ceding Company.

(d)Absence of Litigation.  There is no action, suit, proceeding or investigation pending or threatened that questions the legality of the transactions contemplated by this Agreement or that would prevent consummation of the transactions contemplated by this Agreement or the performance by the Ceding Company of its obligations hereunder.

Section 17.2Covenants of the Ceding Company

.

(a)Administration and Claims Practices.

(i)In the administration and claims practices relating to the Reinsured Policies (the “Administrative Practices”), the Ceding Company shall (A) use the skill and diligence commonly expected from qualified personnel performing such duties for U.S. life insurance companies; (B) act in accordance with the Ceding Company’s internal company guidelines as in effect on the Second Restatement Date; (C) be in conformance with Applicable Law in all material respects; and (D) act in a manner consistent with its existing administrative and claims practices in effect on the Second Restatement Date and in any case with no less skill, diligence and expertise as the Ceding Company applies to servicing its other business, including those claims practices in existence for Third Party Reinsurance (each, an “Existing Practice”); notwithstanding the foregoing, the Ceding Company shall not be in breach of this Section 17.2(a)(i) unless either (Y) the Reinsurer shall have notified the Ceding Company in writing of the Ceding Company’s failure to perform its obligations under this Section 17.2(a)(i) (which written notice shall describe such failure with reasonable particularity) or (Z) an officer of the Ceding Company with direct responsibility for its administrative services, or any senior officer of the Ceding Company, has actual knowledge that the Ceding Company has failed to perform its obligations under this Section 17.2(a)(i), and in either case the Ceding Company shall have failed to cure such breach within thirty (30) days following receipt of such notice or such actual knowledge.

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(ii)An Existing Practice may be reasonably modified from time to time, except that, to the extent the Ceding Company modifies an Existing Practice from time to time following the Second Restatement Date (an Existing Practice, as modified from time to time, a “Then Current Practice”), the Ceding Company shall act in accordance and consistent with the Then Current Practice; provided, that, if a Then Current Practice would materially adversely affect the rights, remedies and position of the Reinsurer, the Ceding Company shall obtain the consent of the Reinsurer (which consent shall not be unreasonably withheld, conditioned or delayed) prior to applying the Then Current Practice to the Reinsured Policies.

(b)Reinsured Policies.  In all instances as they relate to the Reinsured Policies:

(i)The Ceding Company shall not, and shall cause its Affiliates not to (A) change agent commission and compensation schedules, (B) adopt or implement any program that is expected to result in a material increase in lapses, exchanges, replacements or Conversions under the Reinsured Policies or (C) change coverage options or premiums (except as contemplated by Section 17.2(f) hereof), including coverage options for End of Term Conversions, in each case under (A), (B) and (C) without notifying the Reinsurer in advance of any such action and obtaining the Reinsurer’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).

(ii)The Ceding Company and the Reinsurer shall reasonably cooperate on any proposals for pricing or coverage changes proposed by either Party, including making any rate and form filings or other regulatory filings that impact pricing or premiums under the Reinsured Policies; provided, however, the Ceding Company shall have final approval authority in its discretion over any proposal brought by the Reinsurer pursuant to this Section 17.2(b)(ii).

(iii)The Parties agree and acknowledge that the Ceding Company’s relationship with the Reinsurer shall in all respects be governed by a duty of utmost good faith.  At all times during the term of this Agreement, the Ceding Company shall (i) administer, manage and oversee the Reinsured Policies and the Covered Liabilities, and (ii) perform all its obligations to the Reinsurer under this Agreement, in a manner consistent with its utmost good faith obligations.

(c)Third Party Reinsurance.

(i)The Ceding Company shall not, without the Reinsurer’s prior approval (which approval shall not be unreasonably or arbitrarily withheld, conditioned or delayed), (A) terminate or materially modify any existing Third Party Reinsurance or (B) purchase new third party reinsurance for the Reinsured Policies.

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(ii)The Ceding Company shall use commercially reasonable efforts to maintain its existing Third Party Reinsurance from and after the Original Effective Date, consistent with the existing practice of the Ceding Company in effect on the Original Effective Date.

(d)Reporting.  To the extent not prohibited by Applicable Law, the Ceding Company will provide all reports it is required to deliver under this Agreement (including, without limitation, each Monthly Report and Quarterly Report) not later than the last date on which such report is required to be so delivered, except that the Ceding Company shall not be in breach of this Section 17.2(d) unless either (i) the Reinsurer shall have notified the Ceding Company in writing of its failure to timely deliver such report or (ii) an officer of the Ceding Company with direct responsibility for the preparation and delivery of such report has actual knowledge that the report was not delivered when due, and in either case the Ceding Company shall have failed to deliver such information within thirty (30) days following receipt of such notice or actual knowledge.

(e)Books and Records.  The Ceding Company shall maintain and implement reasonable administrative and operating procedures with respect to records relating to the Reinsured Policies and shall keep and maintain all material documents, books, records and other information reasonably necessary for the maintenance of the Reinsured Policies, which documents, books, records and other information will be accurately maintained in all material respects throughout the term of this Agreement.

(f)Reinsurance Credit Notice.  Without limitation of the Ceding Company’s rights under Article XI, and so long as no event described in Section 11.1 giving rise to a right of recapture hereunder by the Ceding Company has occurred and is continuing, following the delivery of a Reinsurance Credit Notice, the Ceding Company will, promptly upon any written request delivered by the Reinsurer within five (5) Business Days of delivery of such Reinsurance Credit Notice, discuss in good faith with the Reinsurer and consider whether to (i) make such modifications as may be needed to this Agreement and the Reinsurance Trust Agreement or (ii) enter into new agreements, in each case, as may be necessary to cure any denial of Statutory Financial Statement Credit by any insurance regulatory Governmental Authority.  For the avoidance of doubt, the foregoing shall not require the Ceding Company to take actions that would be adverse to the Ceding Company in its sole discretion.

(g)Winding Up of Pecan Re.  Upon the reasonable request of the Reinsurer, the Ceding Company shall provide commercially reasonable cooperation to the Reinsurer, at the expense of the Reinsurer, with respect to the Reinsurer’s compliance with Section 17.4(a).

Section 17.3Representations and Warranties of the Reinsurer

.

(a)Organization, Standing and Authority of the Reinsurer.  The Reinsurer is a life insurance company duly organized, validly existing and in good standing under the Applicable Laws of the State of Missouri and has all requisite corporate power and authority to carry on the operations of its business as they are proposed to be conducted.  The Reinsurer has obtained all authorizations and approvals required under Applicable Law to enter

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into and perform the obligations contemplated of the Reinsurer under this Agreement and the Reinsurer shall maintain throughout the term of this Agreement all licenses, permits or other permissions of any Governmental Authority that shall be required in order to perform the obligations of the Reinsurer hereunder.

(b)Authorization.  The Reinsurer has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.  The execution and delivery by the Reinsurer of this Agreement, and the performance by the Reinsurer of its obligations under this Agreement, have been duly authorized by all necessary corporate action and do not require any further authorization, action or consent of the Reinsurer or its stockholder.  This Agreement, when duly executed and delivered by the Reinsurer, subject to the due execution and delivery by the Ceding Company, will be a valid and binding obligation of the Reinsurer, enforceable against the Reinsurer in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting enforcement of creditors’ rights and to general equity principles.

(c)No Conflict or Violation.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (a) violate any provision of the Articles of Incorporation, Bylaws or other charter or organizational document of the Reinsurer, or (b) violate any order, judgment, injunction, award or decree of any court, arbitrator or Governmental Authority against, or binding upon, or any agreement with, or condition imposed by, any Governmental Authority, foreign or domestic, binding upon the Reinsurer, except when any such violation would not have a material adverse effect on this Agreement or the consummation of the transactions contemplated hereby.

(d)Absence of Litigation.  There is no action, suit, proceeding or investigation pending or threatened that questions the legality of the transactions contemplated by this Agreement or that would prevent consummation of the transactions contemplated by this Agreement or the performance by the Reinsurer of its obligations hereunder.

Section 17.4Covenants of the Reinsurer.

(a)Winding Up of Pecan Re. Upon execution of this Agreement, the Reinsurer shall use commercially reasonable efforts to dissolve Pecan Re as promptly as practicable and wind up its business and affairs pursuant to written instruments executed by Pecan Re, the Reinsurer or other Persons, as applicable. The Reinsurer shall be responsible for overseeing the winding up and dissolution of Pecan Re and shall use commercially reasonable efforts to promptly proceed to liquidate Pecan Re’s assets and settle its accounts, such that there are no outstanding liabilities to creditors remaining.  The Reinsurer shall provide the Ceding Company with notice of the liquidation or dissolution of Pecan Re and any accompanying general orders or approvals relating thereto promptly after receiving such notices or accompanying general orders or approvals.

(b)Funding the Reinsurance Trust Account.  On the Second Restatement Date, the Reinsurer shall deposit in, and transfer to, the Reinsurance Trust Account Eligible Assets with a Market Value equal to or greater than the Required Balance as of such date.

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Article XVIII

indemnification

Section 18.1Indemnification

.

(a)The Ceding Company shall indemnify, defend and hold harmless the Reinsurer and its directors, officers, employees, agents, representatives, successors, permitted assigns and Affiliates from and against any and all losses, liabilities, claims, expenses (including reasonable attorneys’ fees and expenses) and damages reasonably and actually incurred by the Reinsurer (collectively, “Indemnification Claims”) to the extent arising from:

(i)any breach or falsity of any representation, warranty or covenant of the Ceding Company; or

(ii)the breach of or failure to perform any of the duties, obligations, covenants or agreements of the Ceding Company contained in this Agreement.

(b)The Reinsurer agrees to indemnify and hold harmless the Ceding Company and its directors, officers, employees, agents, representatives, successors, permitted assigns and Affiliates from and against any and all Indemnification Claims to the extent arising from:

(i)any breach or falsity of any representation, warranty or covenant of the Reinsurer;

(ii)the breach of or failure to perform any of the duties, obligations, covenants or agreements of the Reinsurer contained in this Agreement; or

(iii)(A) any breach or violation by Pecan Re of the Transaction and Cooperation Agreement, dated as of January 25, 2016 among Pecan Re, the Ceding Company and Prime Reinsurance Company occurring on or prior to the date hereof; (B) the novation of this Agreement from Pecan Re to the Reinsurer; and (C) any liquidation, rehabilitation, receivership, bankruptcy, moratorium or similar proceeding with respect to Pecan Re.

Article XIX

licenses; REgulatory matters

Section 19.1Licenses

.

(a)At all times during the term of this Agreement, each of the Reinsurer and the Ceding Company, respectively agrees that it shall hold and maintain all licenses and authorities required under Applicable Laws to perform its respective obligations hereunder unless otherwise mutually agreed by the Parties.

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(b)At all times during the term of this Agreement, the Reinsurer shall hold and maintain all licenses and authorizations required under Applicable Law or otherwise take all action that may be necessary so that the Ceding Company shall receive Statutory Financial Statement Credit.

Section 19.2Regulatory Matters

.  If Ceding Company or Reinsurer receives notice of, or otherwise becomes aware of any inquiry, investigation, examination, audit or proceeding outside the ordinary course of business by Governmental Authorities, relating to the Reinsured Policies or the reinsurance provided hereunder, the Ceding Company or Reinsurer, as applicable, shall promptly notify the other Party thereof.

Article XX

Duration of Agreement; Termination

Section 20.1Duration

.  This Agreement shall automatically terminate if, at such time, there are no Covered Liabilities.

Section 20.2Termination

.  This Agreement shall be terminated only by the mutual written consent of the Reinsurer and the Ceding Company, which writing shall state the effective date and relevant terms of termination or by the Reinsurer pursuant to Section 21.8.  For the avoidance of doubt, a Change of Control, sale or merger of the Reinsurer will not result in termination of this Agreement.

Section 20.3Survival

.  Notwithstanding the other provisions of this Article XX, the terms and conditions of Articles I, IV, V, VIII, X, XI, XII, XIV, XV, XVI, XX and XXI shall remain in full force and effect after termination of this Agreement.

Article XXI

Miscellaneous

Section 21.1Entire Agreement

.  This Agreement represents the entire agreement between the Reinsurer and the Ceding Company concerning the business reinsured hereunder.  There are no understandings between the Reinsurer and the Ceding Company other than as expressed in this Agreement and the Reinsurance Trust Agreement.

Section 21.2Amendments

.

(a)Any provision of this Agreement may be amended if, but only if, such amendment is in writing and is signed by each Party.  Any change or modification to this Agreement shall be null and void unless made by an amendment hereto signed by each Party.

(b)No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

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Section 21.3Severability

.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Applicable Law or if determined by a court of competent jurisdiction to be unenforceable, and if the rights or obligations of the Ceding Company or the Reinsurer under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

Section 21.4Governing Law

.  This Agreement shall be governed by and construed in accordance with the Applicable Laws of the state of domicile of the Ceding Company, without giving effect to the principles of conflicts of law thereof.

Section 21.5Notices

.  Any notice and other communication required or permitted hereunder shall be in writing and shall be delivered personally or sent by certified, registered or express mail, postage prepaid.  Any such notice shall be deemed given when so delivered personally or, if mailed, on the date shown on the receipt therefore, as follows:

if to the Ceding Company:

Primerica Life Insurance Company
1 Primerica Parkway
Duluth, Georgia 30099

Attention:General Counsel

with copies to (which shall not constitute notice to the Ceding Company for purposes of this Section 21.5):

Willkie Farr & Gallagher LLP

1187 Seventh Avenue
New York, NY 10020

Attention:David D. Luce

if to the Reinsurer:

Swiss Re Life & Health America Inc.

175 King Street

Armonk, New York 10504

Attention:John Regan

with copies to (which shall not constitute notice to the Reinsurer for purposes of this Section 21.5):

Swiss Re Life & Health America Inc.

175 King Street

Armonk, New York 10504

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Attention:Reka Koerner

and

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention:Alexander R. Cochran

Either Party may change the names or addresses where notice is to be given by providing notice to the other Party of such change in accordance with this Section 21.5.

Section 21.6Consent to Jurisdiction

.  Subject to the terms and conditions of Article XIV, the Reinsurer agrees that in the event of the failure of either Party to perform its obligations under the terms of this Agreement, the Party so failing to perform, at the request of the other Party, shall submit to the jurisdiction of any court of competent jurisdiction in any state of the United States shall comply with all requirements necessary to give such court jurisdiction, and shall abide by the final decision of such court or of any appellate court in the event of an appeal.

Section 21.7Service of Process

.  The Reinsurer hereby designates the Tennessee Department of Commerce & Insurance, 500 James Robertson Parkway, Nashville, Tennessee 37243 as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Ceding Company.  The Ceding Company hereby designates C T Corporation, 300 Montvue Road, Knoxville, Tennessee 37919, and the insurance commissioner in the Reinsurer’s state of domicile, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Reinsurer.

Section 21.8Failure to Pay

. If the Ceding Company fails to pay any Net Premiums that are due within 20 Business Days of the Ceding Company receiving written notice from the Reinsurer that Net Premiums are past due, the Reinsurer will have the right to terminate this Agreement and the reinsurance provided hereunder upon at least five (5) Business Days written notice to the Ceding Company specifying the termination effective date; provided, however, that upon any such termination effective date unless on or prior to such termination effective date the Reinsurer pays such Net Premiums and any interest thereon in full, (i) in accordance with Section 11.5, the Reinsurer shall pay the Ceding Company a Commutation Payment, unless the amount thereof is negative, in which case the Ceding Company shall pay the absolute value thereof to the Reinsurer and (ii) the Ceding Company shall pay a Recapture Fee to the Reinsurer. The Ceding Company will not cease paying any Net Premiums that are due or any other amounts in an effort to force or encourage the Reinsurer to exercise its termination rights under this Section 21.8.

Section 21.9Assignment and Retrocession

.  This Agreement will inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.  Neither Party may assign any of its duties or obligations hereunder without the prior written consent of the other Party.  Notwithstanding any other provision in this Agreement to the

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contrary, the Reinsurer shall have the right to retrocede all or a portion of the Reinsured Policies under this Agreement.

Section 21.10Captions

.  The captions contained in this Agreement are for reference only and are not part of the Agreement.

Section 21.11Treatment of Confidential Information

.  The Parties agree that, other than as contemplated by this Agreement and to the extent permitted or required to implement the transactions contemplated hereby, the Parties will keep confidential and will not use or disclose the other Party’s Confidential Information or the terms and conditions of this Agreement, including, without limitation, the exhibits and schedules hereto, except as otherwise required by Applicable Law or any order or ruling of any state insurance regulatory authority, the Securities and Exchange Commission or any other Governmental Authority; provided, however, that the Reinsurer may disclose Confidential Information to its Representatives in connection with the exercise of its rights under Article XII; provided, further, that either Party may disclose, with the other Party’s written consent, Confidential Information to any person other than its Representatives who agrees to (i) hold such Confidential Information in strict confidence as if such person were a party to this Agreement and (ii) use such Confidential Information solely for the limited purpose of evaluating a potential purchase, merger or Change of Control of such Party.  Without limiting the generality of the foregoing, neither the Reinsurer nor any Affiliates of the Reinsurer shall utilize any Confidential Information regarding Policyholders for the purpose of soliciting Policyholders for the sale of any insurance policies or other products or services.  The Parties agree that any violation or threatened violation of this Section 21.11 may cause irreparable injury to a Party and that, in addition to any other remedies that may be available, each Party shall be entitled to seek injunctive relief against the threatened breach of the provisions of this Section 21.11, or a continuation of any such breach by the other Party or any person provided with Confidential Information, specific performance and other such relief to redress such breach together with damages and reasonable counsel fees and expenses to enforce its rights hereunder.  For purposes of this Agreement, “Confidential Information” means all documents and information concerning one Party, any of its Affiliates, the Covered Liabilities or the Reinsured Policies, including any information relating to any person insured directly or indirectly under the Reinsured Policies, furnished to the other Party or such other Party’s Affiliates or representatives in connection with this Agreement or the transactions contemplated hereby, except that Confidential Information shall not include information which:  (a) at the time of disclosure or thereafter is generally available to and known by the public other than by way of a wrongful disclosure by a Party or by any representative of a Party; (b) was available on a nonconfidential basis from a source other than the Parties or their representatives, provided that such source is not and was not bound by a confidentiality agreement with a Party; or (c) was independently developed without violating any obligations under this Agreement and without the use of any Confidential Information.  For the purposes of this Agreement, “Change of Control” means the acquisition of ten percent (10%) or more of the voting securities of a Party or any parent of such Party, or any other acquisition that is deemed to be a Change of Control by applicable insurance regulatory authorities of the state of domicile of such Party.

Section 21.12No Waiver; Preservation of Remedies

.  No consent or waiver, express or implied, by any Party to or of any breach or default by any other Party in the performance by such other Party of its obligations hereunder shall be deemed or construed to be

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a consent or waiver to or of any other breach or default in the performance of obligations hereunder by such other Party hereunder.  Failure on the part of any Party to complain of any act or failure to act of any other Party or to declare any other Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such first Party of any of its rights hereunder.

Section 21.13Calendar Days

.  To the extent that any calendar day on which a deliverable pursuant to this Agreement is due is not a Business Day, such deliverable will be due the next Business Day.

Section 21.14Counterparts

.  This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument, and either of the Parties may execute this Agreement by signing such counterpart. This Agreement may be executed by the insertion of images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign).  The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system.  This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party.

Section 21.15Incontestability

.  In consideration of the mutual covenants and agreements contained herein, each Party does hereby agree that this Agreement, and each and every provision hereof, is and shall be enforceable by and between them according to its terms, and each Party does hereby agree that it shall not contest the validity or enforceability hereof.

Section 21.16Interpretation

.

(a)When a reference is made in this Agreement to a Section, such reference shall be to a Section to this Agreement unless otherwise indicated.  The Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes.  References to a person are also to its permitted successors and assigns.

(b)The Parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation

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arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 21.17Reasonableness

.  Each of the Parties will act reasonably and in good faith on all matters within the terms of this Agreement.

Section 21.18Ratification and Enforceability. Each of  the Parties hereby agrees that the Second Novation Agreement is in all respects ratified and confirmed, and is legal, valid, binding and enforceable in accordance with its terms, and each Party hereby agrees that it shall not contest the validity or enforceability of any terms, provisions and conditions thereof. Irrespective of the assignment, transfer and novation contemplated under the Second Novation Agreement, each of the Parties hereby agrees that the obligations of the Parties under this Agreement are legal, valid, binding and enforceable in accordance with the terms hereof, as evidenced by such Party’s execution and delivery hereof.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

PRIMERICA LIFE INSURANCE COMPANY

By: /s/ Emily Roman

Name:  Emily Roman
Title:    Executive Vice President

SWISS RE LIFE & HEALTH AMERICA INC.

By: /s/ Craig E. Hanford

Name: Craig E. Hanford
Title:   Vice President

By: /s/ Abigail Cole

Name: Abigail M. Cole
Title:   Vice President

[Signature Page to Second A&R Coinsurance Agreement]

Schedule A

Identification of Reserves

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Schedule B

No Conflict or Violation Exceptions

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Exhibit I

Identification of Reinsured Policies

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Exhibit II

Third Party Reinsurance

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Exhibit III

Form of Monthly Report

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Exhibit IV

Form of Monthly Account Balance Report

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Exhibit V

Milliman Report

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Exhibit VI

Annual FastTrack License Fee Methodology

VI-1

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